                                                                   EXHIBIT 10.27

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 8th day of September, 1998, by and between QUIDEL CORPORATION, a Delaware corporation ("QUIDEL") and DARRYLL J. GETZLAFF, an individual ("GETZLAFF").

                                   BACKGROUND

         A. GETZLAFF has been employed by QUIDEL as its Vice President - Human Resources for a number of years.

         B. GETZLAFF is voluntarily resigning as an officer of QUIDEL and each subsidiary thereof and as a trustee of any and all benefit plans.

         C. QUIDEL and GETZLAFF wish to agree upon an orderly executive transition plan that enables QUIDEL, on an interim basis, to have the benefits of GETZLAFF's continuing advice and input regarding important corporate matters.

                                    AGREEMENT

         1. RESIGNATION AS OFFICER. Concurrent with the execution and delivery of this Agreement, GETZLAFF has executed and delivered to QUIDEL his resignation, effective immediately, of all positions as an officer of QUIDEL and each subsidiary thereof (other than the position expressly provided for herein) and as a trustee of any and all benefit plans of QUIDEL and its affiliates. The form of such resignation is in the form attached as Exhibit A and incorporated herein by this reference.

         2. FUTURE EMPLOYMENT. GETZLAFF shall continue to be employed by QUIDEL as "Special Assistant to the President" from the date hereof until December 31, 1998. On January 1, 1999, all employment and/or consulting relationships between the parties are forever terminated. Except as provided in Section 4 and Section 7 hereof, nothing herein shall prohibit or limit GETZLAFF's right, on and after the date hereof, to accept employment and/or consulting relationships with other third parties as long as GETZLAFF makes himself reasonably available from time to time from the date hereof until December 31, 1998 to promptly respond to and fulfill the reasonable requests for information and assistance from QUIDEL's President and Chief Executive Officer.

         3. RESPONSIBILITIES. On and after the date hereof, GETZLAFF shall report for his duties directly to QUIDEL's President and Chief Executive Officer. The President and Chief Executive Officer shall determine GETZLAFF's reasonable duties and responsibilities. Notwithstanding anything to the contrary herein, in the event GETZLAFF is unable to carry out his responsibilities hereunder because of his death or disability, such inability shall not be deemed a breach or termination of this Agreement and GETZLAFF or



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

his estate, as applicable, shall continue to enjoy all of the benefits provided herein as though GETZLAFF were not disabled or deceased.

         4. NON-COMPETITION/NON-SOLICITATION.

         (a) Non-Competition. From the date hereof until December 31, 1998, GETZLAFF covenants and agrees that he shall not, directly or indirectly, have any interest in or enter into or maintain any relationship with (whether as director, officer, employee, agent, representative, security holder, consultant, advisor or otherwise) any of the entities listed on Exhibit B attached hereto and incorporated by this reference or any affiliate of such listed entities. In the event of any breach by GETZLAFF of this Section 4(a), QUIDEL shall have the right to immediately terminate this Agreement upon written notice. In the event of such early termination, GETZLAFF and QUIDEL expressly agree that (i) QUIDEL shall have no further obligation or liability to make the cash payments or provide the benefit coverages contemplated by Section 5 below for or attributable to any period after the date of such early termination, and (ii) no portion of GETZLAFF's unvested Options shall enjoy the benefit of vesting acceleration on December 31, 1998 as provided in Section 6 below.

         (b) Non-Solicitation of Employees. From the date hereof until the second (2nd) anniversary date hereof, GETZLAFF covenants and agrees that he shall not, directly or indirectly, by or for himself, or as the agent of another, or through others, in any way solicit or induce, or attempt to solicit or induce, any employee, officer, representative, consultant or other agent of QUIDEL or any subsidiary thereof (a "QUIDEL Person") to leave the employ of or other relationship with QUIDEL or such subsidiary or otherwise interfere with the employment or other relationship between such person and QUIDEL or any subsidiary thereof. Notwithstanding the foregoing, GETZLAFF shall have no liability under this Section 4(b) with respect to any QUIDEL Person who leaves the employ of or other relationship with QUIDEL or any subsidiary thereof if such QUIDEL Person does not, within six (6) months thereafter, enter into any employment or consulting relationship with GETZLAFF or any entity in which GETZLAFF has an employment, director, representative, consulting, or investment role.

         5. CASH COMPENSATION AND BENEFITS. Subject to GETZLAFF's fulfillment of his obligations under this Agreement (including without limitation those set forth in Section 4(a) and Section 7 hereof but subject to the last sentence of
Section 3), the parties agree as follows:

         (a) Base Salary. QUIDEL will continue to pay to GETZLAFF a base salary equal to his current salary rate (i.e., $11,750 per month) through December 31, 1998. QUIDEL will make tax withholdings from such compensation as required by law and consistent with past practice. To the extent permitted under the applicable plans, GETZLAFF will continue to be eligible for group insurance programs and benefits (life, healthcare, long-term disability, flex (Section
125) and 401(k)) during this period.



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

         (b) Severance. QUIDEL will pay to GETZLAFF as severance compensation monthly payments equal to his current salary rate (i.e., $11,750 per month) from January 1, 1999 through August 31, 1999. QUIDEL will make tax withholdings from such compensation as required by law and consistent with past practice. To the extent permitted under the applicable plans, GETZLAFF will continue to be eligible for group insurance programs and benefits (life, healthcare, long-term disability, flex (Section 125) and 401(k)) during this period.

         (c) Incentive Plan. GETZLAFF shall not be eligible to participate in or receive payments pursuant to any incentive or bonus programs adopted for any period commencing after March 31, 1998.

         (d) Medical Insurance. QUIDEL shall, at its own expense and until the first anniversary of the date hereof, continue to provide to GETZLAFF and his dependents who are currently covered under QUIDEL's insurance program medical, vision and dental benefits at the same levels and on the same terms as GETZLAFF and his qualifying dependents enjoy and receive as of the date hereof; provided, however, that (i) these benefits shall be earlier terminated or reduced, as applicable, if, when and to the extent GETZLAFF receives concurrent coverage comparable to current coverage through another program, (ii) GETZLAFF shall be responsible for any and all taxes if the value of such benefits must be included in his income, and (iii) the levels and nature of such benefits may be modified by QUIDEL if, when and to the same extent modifications to such benefits are made applicable to all other executive officers of QUIDEL.

         (e) Vacation/Other Benefits. No vacation benefits or, except as expressly provided herein, other employee-type benefits shall accrue to or for GETZLAFF from and after the date hereof. All of GETZLAFF's accrued but unused vacation up to the date hereof shall be paid to him, less applicable withholdings required by law, within two (2) days of the date hereof.

         (f) Outplacement. QUIDEL shall also pay for up to a maximum of six (6) months of the reasonable expenses of Drake Beam Morin, an executive outplacement service, it being understood that QUIDEL shall in no event have an obligation to pay for any such services for any period after March 31, 1999. QUIDEL and GETZLAFF will also develop and make available for GETZLAFF's use a mutually agreeable letter of reference.

         (g) Professional Fees. QUIDEL will reimburse GETZLAFF for any legal and/or tax advisory fees and costs -- up to an aggregate maximum of $1,500 -- incurred by GETZLAFF in connection with this Agreement and the matters contemplated herein.

         (h) Computer. QUIDEL will permit GETZLAFF to acquire the laptop computer previously used by GETZLAFF at a price reasonably determined as fair by the Company.

         (i) No Offsets. Except as set forth in subparagraph (d) hereof, the amounts payable to GETZLAFF pursuant to this Agreement shall not be subject to reduction or



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

offset as a result of compensation or benefits received by GETZLAFF attributable to other employment and/or consulting arrangements GETZLAFF may enter into with third parties on or after the date hereof.

         (j) No Other Amounts. Except as expressly provided in this Agreement and pursuant to the Options referred to in Section 6 below, GETZLAFF acknowledges and agrees that he is entitled to no further compensation or benefits from QUIDEL, including without limitation any further severance payments.

         6. OPTIONS. The following schedule sets forth certain particulars as to the issued and outstanding stock options (the "Options") that have been granted to and are currently held by GETZLAFF:


                                                                        SHARES UNDERLYING
      GRANT DATE          EXPIRATION DATE        EXERCISE PRICE ($/SH)      OPTION (#)         SHARES EXERCISABLE (#)
      ----------          ---------------        ---------------------  -----------------      ----------------------
       03/08/91              03/08/01                  $5.500                  14,120                  14,120

       02/18/92              03/18/02                   4.625                   5,000                   5,000

       04/29/93              04/29/03                   4.500                  20,000                  20,000

       04/27/94              04/27/04                   4.125                  15,000                  15,000

       05/11/95              05/11/05                   3.625                  25,000                       0

       07/30/96              07/30/06                   3.625                  25,000                       0

       04/29/97              04/29/07                   2.875                  25,000                       0

       07/28/98              07/28/08                   3.375                  13,101                       0

       07/28/98              07/28/08                   3.375                   1,899                       0
                                                                              -------                  ------

        TOTALS                                                                144,120                  54,120
                                                                              =======                  ======


         Subject to GETZLAFF's fulfillment of his obligations under this Agreement (including without limitation the obligations set forth in Section 4(a) and Section 7 hereof but subject to the last sentence of Section 3), all unvested Options set forth above which have not vested prior to December 31, 1998 -- except for the last two grants of Options covering an aggregate of 15,000 shares that were granted on 7/28/98 (the "Excluded Options") -- shall fully and automatically vest and become exercisable on December 31, 1998. (The Excluded Options shall not be accelerated and shall therefore not become exercisable.) QUIDEL represents and warrants that the foregoing vesting acceleration has been authorized by the Compensation Committee of the Board of Directors acting pursuant to its authority as set forth in Section 4(b)(vi) of QUIDEL's 1990 Employee Stock Option Plan, as amended (the "Plan"). GETZLAFF understands and accepts that the foregoing vesting acceleration may have the effect of disqualifying Options originally granted as Incentive Stock Options so that such Options shall, for federal and state tax purposes, be treated as Non-Qualified Stock Options. GETZLAFF further acknowledges that all required tax withholdings attributable to his exercise of the Options will either be tendered by him at the time of his exercise or will be withheld as part of the exercise authorization provided herein.



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

         For all Options other than Incentive Stock Options (if any), and pursuant to the Compensation Committee's authorization pursuant to Section 8(a)(iii) of the Plan, the consideration payable by GETZLAFF to QUIDEL upon exercise of the Options and representing the aggregate exercise price may -- at GETZLAFF's election -- be payable in or by:

         (1)      cash;

         (2)      check;

         (3) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to QUIDEL the amount of sale or loan proceeds required to pay the exercise price (in which event QUIDEL shall pay for or reimburse GETZLAFF for all reasonable broker commissions attributable to such transaction); or

         (4)      any combination of the foregoing.

Similarly, the amount of tax required to be withheld by the Company as a result of exercise of the Options may also be effected by one or any combination of the foregoing at the election of GETZLAFF.

         Except as otherwise provided in this Agreement, all Options shall continue to be subject to and governed by the terms and conditions of the relevant Stock Option Agreements and the Plan. Such terms include the period of time within which GETZLAFF must exercise his Options after termination of his employment with QUIDEL (i.e., 90 calendar days). Subject to the preceding sentences, GETZLAFF may exercise already vested Options at any time or from time to time during the term of this Agreement.

         7. INVENTION AND CONFIDENTIALITY AGREEMENT. Nothing herein shall be deemed to terminate or limit GETZLAFF's continuing obligations under that certain Invention and Confidential Information Agreement, dated as of April 15, 1987, a copy of which is attached hereto as Exhibit C and incorporated herein by this reference (the "Prior Agreement"). GETZLAFF acknowledges the fundamental importance of the Prior Agreement to QUIDEL and agrees to strictly honor his obligations thereunder.

         8. GENERAL RELEASES.

         (a) By GETZLAFF. Except as provided in Section 8(c) herein, GETZLAFF hereby irrevocably and unconditionally releases, acquits and forever discharges QUIDEL and all of its current, former and future subsidiaries, affiliates, divisions, successors, predecessors, assigns, stockholders, directors, officers, employees, agents, representatives, attorneys, accountants and all persons acting by, through, under or in concert with any of them (collectively, the "QUIDEL Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and



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


costs) actually incurred of any nature whatsoever, known or unknown, suspected or unsuspected ("Claim" or "Claims") which GETZLAFF now has, owns or holds, or claims to have, own or hold, or which GETZLAFF at any time heretofore had, owned or held, or claimed to have had, owned or held, or which GETZLAFF at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the QUIDEL Releasees relating to any event, act or omission that has occurred prior to or as of the date of this Agreement.

         (b) By QUIDEL. Except as provided in Section 8(c) herein, QUIDEL hereby irrevocably and unconditionally releases, acquits and forever discharges GETZLAFF and all of his heirs, successors, agents, representatives, attorneys, accountants and all persons acting by, through, under or in concert with any of them (collectively, the "GETZLAFF Releasees"), from any and all known or unknown, suspected or unsuspected, Claims which QUIDEL now has, owns or holds, or claims to have, own or hold, or which QUIDEL at any time heretofore had owned or held, or claimed to have had, owned or held, or which QUIDEL at any time hereafter may have, own or hold, or claim to have, own or hold, against any of the GETZLAFF Releasees relating to any event, act or omission that has occurred prior to or as of the date of this Agreement.

         (c) No Release of Indemnity Rights. The releases provided herein do not include any release of any right of indemnity or contribution as between GETZLAFF and/or QUIDEL in the event that any person subsequently brings an action against GETZLAFF and/or QUIDEL pertaining to or arising from, in whole or in part, GETZLAFF's performance of his duties as an officer or employee of QUIDEL, or any act or omission alleged on the part of GETZLAFF in those capacities. All such rights of indemnity or contribution, whether arising under the California Labor Code, the Articles of Incorporation or Bylaws of Quidel, common law, or otherwise are expressly reserved by both parties. QUIDEL further agrees that it will maintain, for the term of this Agreement, directors and officers insurance coverage providing the same or greater protection for GETZLAFF as existed on September 1, 1998.

         (d) Waiver. Except as provided in Section 8(c) herein, GETZLAFF and QUIDEL each expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the QUIDEL Releasees and the GETZLAFF Releasees, GETZLAFF and QUIDEL each expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which he or it



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

does not know or suspect to exist in his or its favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

         GETZLAFF and QUIDEL each represents and warrants to the QUIDEL Releasees and the GETZLAFF Releasees, respectively, that he or it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof, or interest therein, and agrees to indemnify, defend and hold the QUIDEL Releasees and the GETZLAFF Releasees, respectively, harmless from and against any and all Claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any Claims or any portion thereof or interest therein.

         GETZLAFF agrees that the releases contained herein apply without limitation to any and all rights, claims and remedies he may have under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. In accordance with those laws, GETZLAFF will have 21 days from receipt of this Agreement to consider this Agreement, he shall have 7 days following the signing of this Agreement to revoke it in writing, and this Agreement shall not be effective or enforceable until the revocation period has expired. GETZLAFF may, if he so desires, waive the full 21 day period to consider this Agreement.

         9. MISCELLANEOUS.

         (a) Entire Agreement; Modification. This Agreement and the Exhibits attached hereto constitute the full and entire understanding and agreement of the parties hereto with regard to the subjects hereof, and supersede all prior agreements or understandings, written or oral, between the parties with respect to the subject hereof. This Agreement may not be amended or modified except by a written instrument signed by both of the parties hereto.

         (b) Governing Law. This Agreement shall be governed by the internal laws of the State of California, except to the extent to which the laws of the United States may be applicable.

         (c) Severability. In the event any provision of this Agreement is invalid, void, illegal, or unenforceable, the remaining provisions hereof nevertheless will continue in full force and effect without being impaired or invalidated in any way.

         (d) Notices. All notices and other communications required or permitted under this Agreement, other than routine operational communications, will be in writing and will be deemed to have been duly given, made and received only when personally delivered or delivered by Federal Express, United Parcel Service or other nationally recognized courier service, or three (3) calendar days after having been deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as set forth below:



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

                  If to QUIDEL: Quidel Corporation

                                            10165 McKellar Court
                                            San Diego, CA 92121
                                            Attention:  President and Chief
                                                        Executive Officer

                  If to GETZLAFF:   Darryll J. Getzlaff

                                            11551 Petenwell Road
                                            San Diego, CA  92131

         Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

         (e) Further Assurances. Each party agrees to promptly execute, acknowledge and deliver such other and further instruments, writings and documents as may reasonably be requested in writing by the other party to carry out this Agreement. Each party agrees to use all reasonable efforts and to exercise good faith in fulfilling its or his obligations under this Agreement.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         (g) Voluntary Agreement/Conflicts Waiver. GETZLAFF represents and warrants (i) that he has carefully read the terms of this Agreement and fully understands and accepts these terms, and (ii) that he has had full and adequate opportunity and time, and has been advised by QUIDEL, to consult with counsel of his choosing prior to executing this Agreement.

         (h) Construction. The language herein shall be construed simply and in accordance with its plain meaning and shall not be construed or interpreted strictly for or against any party hereto, regardless of the source of draftsmanship.

         (i) Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their representatives, heirs, administrators, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.



QUIDEL CORPORATION                             DARRYLL J. GETZLAFF

By:_______________________________          By:_________________________________
   Andre de Bruin                              Darryll J. Getzlaff
   President and Chief Executive Officer

EXHIBIT A



TO:        QUIDEL CORPORATION BOARD OF DIRECTORS



FROM:      DARRYLL J. GETZLAFF



RE:        RESIGNATION



         Please accept this notice as my resignation, effective immediately, of all positions as an officer or employee of QUIDEL CORPORATION and any subsidiary thereof (other than the position contemplated by my Employment Agreement dated of even date herewith) and all positions as a trustee of any and all benefit plans of QUIDEL CORPORATION or any subsidiary thereof.

September 8,1998                            ____________________________________


                                                    Darryll J. Getzlaff

EXHIBIT B

                               DIRECT COMPETITORS



         Applied Biotech, Inc.



         Pharmatech



         Smithkline Diagnostics/Beckman Coulter Primary Care Division



         Wyntek Diagnostics, Inc.

EXHIBIT C







                     INVENTION AND CONFIDENTIALITY AGREEMENT



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